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                                                                     Exhibit 5

                        SQUIRE, SANDERS & DEMPSEY L.L.P.
                                 4900 Key Tower
                               127 Public Square
                           Cleveland, Ohio 44114-1304

                                 June 30, 1998

Park-Ohio Holdings Corp.
23000 Euclid Avenue
Euclid, Ohio 44117

                     Re: Registration Statement on Form S-8
                         -------------------------------------

Gentlemen:

         Reference is made to your Registration Statement on Form S-8 ("Registration Statement") to be filed with the Securities and Exchange Commission with respect to the registration of 550,000 shares of Common Stock, par value $1.00 per share ("Common Stock"), of Park-Ohio Holdings Corp. issuable pursuant to the Park-Ohio Holdings Corp. 1998 Long-Term Incentive Plan (the "Plan"). We are familiar with the Plan, and we have examined such documents and certificates and considered such matters of law as we deemed necessary for the purposes of this opinion.

         Based upon the foregoing, we are of the opinion that the Common Stock covered by the Registration Statement, when issued in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Respectfully submitted,

                                        Squire, Sanders & Dempsey L.L.P.